Exhibit No. 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-127051) on Form S-8 of Alon USA Energy, Inc. (the “Company”) of our reports dated March 14, 2007, with respect to the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Alon USA Energy, Inc.
Our report refers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plan in 2006.
Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Paramount Petroleum Corporation (Paramount) and Edgington Oil Company (Edgington) during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 any internal control evaluation over financial reporting associated with Paramount and Edgington’s total assets of $879 million and total revenues of $691 million included in the consolidated financial statements of Alon USA Energy, Inc. and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Paramount and Edgington.
KPMG LLP
Dallas, Texas
March 14, 2007